Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder John Deere Capital Corporation

We have examined management of John Deere Capital Corporation’s assertion, included in the accompanying John Deere Capital Corporation’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that John Deere Capital Corporation (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the John Deere Owner Trust issuances that were completed after January 1, 2006 and registered with the SEC pursuant to the Securities Act of 1933 (the "Platform"), excluding criteria in Items 1122(d) (1)(iii), pertaining to maintaining a back-up servicer, 1122(d)(1)(iv), requirements of a fidelity bond and errors and omissions insurance, 1122(d)(2)(vi), safeguarding of checks, 1122(d)(2)(ii) and (d)(3)(ii) – (iv) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function), and 1122(d)(4)(ix)-(xiii) and (xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform, (the “servicing criteria”), as of October 30, 2022 and for the period November 1, 2021 through October 30, 2022 (JDOT 2019-B, JDOT 2020, JDOT 2020-B, JDOT 2021, JDOT 2021-B), from

March 16, 2022 (inception) through October 30, 2022 (JDOT 2022), and July 20, 2022 (inception) through

October 30, 2022 (JDOT 2022-B), and October 19, 2022 (inception) through October 30, 2022 (JDOT 2022-C). Management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset- backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of October 30, 2022 and for the period November 1, 2021 through October 30, 2022 (JDOT 2019-B, JDOT 2020, JDOT 2020-B, JDOT 2021, JDOT 2022-B), from March 16, 2022 (inception) through

October 30, 2022 (JDOT 2022), and July 20, 2022 (inception) through October 30, 2022 (JDOT 2022-B), and October 19, 2022 (inception) through October 30, 2022 (JDOT 2022-C) for the John Deere Owner Trust that were completed after January 1, 2006 and registered with the SEC pursuant to the Securities Act of 1933, is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Chicago, IL January 9, 2023